Exhibit 99.1

ANTARES PHARMA ANNOUNCES APPOINTMENT OF CARMEN VOLKART TO ITS BOARD OF DIRECTORS

EWING, NJ, October 28, 2021 – Antares Pharma, Inc. (NASDAQ: ATRS) (the “Company”), a specialty pharmaceutical company, today announced the appointment of Carmen Volkart to its Board of Directors. Ms. Volkart will also serve as a Member of the Audit Committee. Ms. Volkart is a seasoned medical device executive with extensive finance and operations experience at publicly traded and private companies.
Since 2018, she has served as the Chief Financial Officer of NatureWorks, LLC. Prior to that, she was the Chief Financial Officer at NxThera, Inc. From 2002 to 2012, she also served as the Chief Financial Officer of Tornier, NV, Spine Wave, Inc. and American Medical Systems, Inc. Additionally, she was Vice President/GM of Musculoskeletal Tissue Services at Medtronic, Inc. and started her career at Peat, Marwick, Mitchell & Co. Ms. Volkart has public company board experience, which includes the Memry Corporation, SonoSite, Inc. and Modular Medical, Inc. She is a Certified Public Accountant and received her B.S. in Accounting from the University of North Dakota and MBA from the University of Minnesota, Carlson School of Management.
Leonard S. Jacob, M.D., Ph.D., Chairman of the Board of Antares Pharma, commented, “We are delighted to welcome another experienced healthcare executive to the Board of Directors. With her extensive background in growing healthcare companies, we believe Ms. Volkart’s contributions will prove beneficial across our organization. We look forward to leveraging her successful career as we continue to execute on our growth initiatives.”
Ms. Volkart commented, “I am delighted to join the Board of Directors at Antares Pharma and support their efforts as they continue to enhance their proprietary portfolio and partner business. I believe my healthcare experiences will support the overall growth strategy of the company. I appreciate the opportunity to join Antares at this juncture.”
About Antares Pharma
Antares Pharma, Inc. is a specialty pharmaceutical company focused primarily on the development and commercialization of self-administered injectable pharmaceutical products using advanced drug delivery auto injector technology. The Company has a portfolio of proprietary and partnered commercial products with several product candidates in various stages of development, as well as significant strategic alliances with industry leading pharmaceutical companies including Teva Pharmaceutical Industries, Ltd. (Teva), AMAG Pharmaceuticals (AMAG), Pfizer Inc. (Pfizer) and Idorsia Pharmaceuticals Ltd. (Idorsia). Antares Pharma’s FDA-approved products include XYOSTED® (testosterone enanthate) injection, OTREXUP® (methotrexate) injection for subcutaneous use and Sumatriptan Injection USP, which is distributed by Teva. The Company also markets NOCDURNA® (desmopressin acetate) in the U.S. and expects to commercially launch TLANDO® (testosterone undecanoate) in the U.S. pending final FDA approval.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the Company’s ability to achieve the 2021 full-year revenue guidance; the uncertainty regarding the ongoing COVID-19 pandemic, including new strains of the virus, and the mitigation measures and other restrictions implemented in response to the same and the impact on demand for our products, new patients and prescriptions, future revenue, product supply, clinical trials, and our overall business, operating results and financial condition; commercial success of XYOSTED® and future revenue from the same; market acceptance of Teva’s generic epinephrine auto-injector product and future revenue from the same; future prescriptions and sales of OTREXUP®; successful commercialization of NOCDURNA® in the U.S. and market acceptance and future revenue from the same; uncertainties regarding future FDA approval of TLANDO®, market acceptance and future revenue from the same, whether Antares will exercise the option for LPCN 1111 (TLANDO XR) and if exercised, future timing and success of the clinical development program for TLANDO XR and future FDA approval, market acceptance and revenue from the same; whether the FDA will withdraw marketing approval for AMAG Pharmaceuticals’ Makena® subcutaneous auto injector following the FDA letter seeking withdrawal, the outcome of the FDA hearing and whether Makena® will be successful and future prescriptions, market acceptance and revenue from the same; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; Teva’s ability to successfully commercialize generic teriparatide in Europe, Canada and Israel and future revenue from the same, successful development including the timing and results of the Phase 3 trial of the drug device combination product for selatogrel with Idorsia Pharmaceuticals and FDA and global regulatory approvals and future revenue from the same; the timing and results of the clinical development program for ATRS-1902 adrenal crisis rescue auto-injector, future NDA submission and FDA approval of the same, and if approved, future market acceptance and revenue for the same; FDA approval of Teva’s ANDAs for both generic Forteo® and Byetta® and future revenue from the same; the timing and results of the Company’s or its partners’ research projects or clinical trials of product candidates in development including the Company’s urology assets in development as well as Pfizer’s undisclosed development product; actions by the FDA or other regulatory agencies with respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability to repay the debt obligation to Hercules Capital; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, and in the Company's other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes
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no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.
Contact:
Tram Bui
Vice President, Corporate Communications and Investor Relations
609-359-3016
tbui@antarespharma.com

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